Exhibit 5

March 31, 2006

Kansas City Power & Light Company
1201 Walnut
Kansas City, MO 64106

Re:	Kansas City Power & Light Company (the “Company”) Registration Statement on Form S-4

Ladies and Gentlemen:

          I have acted as counsel to the Company in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $250 million aggregate principal amount of the Company’s 6.05% senior notes due 2035, Series B (the “Exchange Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of its issued and outstanding 6.05% senior notes due 2035, Series A (the “Old Notes”). The Exchange Notes are to be issued under an Indenture dated as of March 1, 2002, as supplemented and amended by Supplemental Indenture No. 1 dated as of November 15, 2005 (as supplemented and amended, the “Indenture”), between the Company and The Bank of New York

          I am familiar with the Restated Articles of Consolidation and the By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinion set forth herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

          Based upon the foregoing, I am of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

This opinion is rendered under the laws of the State of New York.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Yours truly, /s/Mark G. English Mark G. English Assistant Corporate Secretary